Exhibit 99.1

NASDAQ:  ONB

oldnational.com

Contacts:

Media:

   Kathy A. Schoettlin – (812) 465-7269

   Executive Vice President – Communications

For Immediate Release

January 31, 2020

Old National names CEO Jim Ryan as new Chairman

•	Ryan succeeds Bob Jones, whose decision to retire as Chairman was first announced in January 2019
•	Becky Skillman will remain Old National’s independent Lead Director

Evansville, Ind. (January 31, 2020) – Yesterday, the Old National Bancorp Board of Directors named Old National CEO Jim Ryan as the company’s new Board Chairman. Ryan succeeds Bob Jones, who retired as Old National CEO in May 2019. Back in January 2019, Jones announced that he would retire from the Board in January 2020.

Ryan will assume the duties of Chairman in addition to his current responsibilities as Old National CEO. Former Indiana Lieutenant Governor Becky Skillman will maintain her role as independent Lead Director of the Old National Board.

“It is a great honor to be named Old National Board Chairman and continue our company’s long-standing commitment to passionately serve our clients, team members, shareholders and communities,” said Ryan. “I’m particularly humbled to succeed Bob Jones. His influence on Old National – and on me, personally – is immeasurable, and I’m honored to continue his legacy.”

About Old National

Old National Bancorp (NASDAQ: ONB) is the holding company of Old National Bank. Headquartered in Evansville with $20.4 billion in assets, it is a top 100 U.S. bank, the largest Indiana-based bank and has been recognized as a World’s Most Ethical Company by the Ethisphere Institute for eight consecutive years. For 185 years, Old National has been a community bank committed to building long-term, highly valued relationships with clients. With locations in Indiana, Kentucky, Michigan, Minnesota and Wisconsin, Old National provides retail and commercial banking services along with comprehensive wealth management, investment and capital markets services. For information and financial data, please visit Investor Relations at oldnational.com.

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